Contacts: Robert Erwin President iBio, Inc. 302-355-2335 rerwin@ibioinc.com	Eric Goldman (Media) Vice President Rx Communications, Inc. 917-322-2563 egoldman@rxir.com

FOR IMMEDIATE RELEASE

iBio to Present at Noble Financial Sixth Annual Equity
Conference – ONTRACK 2010

NEWARK, DE – June 4, 2010 – iBio, Inc. (OTCBB: IBPM) today announced that Robert Erwin, President, and Dr. Vidadi Yusibov, Chief Scientific Officer, will make a presentation regarding the business strategy, technology, and financial outlook of the Company at the Noble Financial Sixth Annual Equity Conference at 8:30 am EDT on June 7, 2010, at the Hard Rock Hotel in Hollywood, Florida.

The Company will discuss the significance of the opening of the new cGMP pilot manufacturing facility in Delaware by iBio’s R&D collaborator, the Fraunhofer USA Center for Molecular Biotechnology (FhCMB). This first-in-kind facility operates robotically to manufacture vaccines and therapeutic proteins using the iBioLaunch platform technology and is currently producing vaccine active ingredients for upcoming Phase 1 clinical trials. Bringing this facility online is a significant step forward in the deployment of iBio’s technology for both commercial and national security applications.

The Company will also provide updates on recent developments of importance to the value of the Company’s core technology assets and business prospects and discuss its program for licensing its proprietary iBioLaunch platform. Important developments include the recent issuance of three new U.S. patents covering various aspects of the iBioLaunch platform, completion of a pre-IND meeting with the FDA by FhCMB, and preparation for Phase 1 clinical trials of both avian influenza and H1N1 influenza vaccines which are expected to be completed by early 2011.

The presentation will be webcast - audio / video / PowerPoint - live, and available for viewing through the Noble Financial websites www.ontrack10.com, or www.nobleresearch.com. iBio recommends registering at least 10 minutes prior to the start of the presentation to ensure timely access. You will need the SiverLight viewer (a free download from presentation link) to participate. In addition, the webcast, transcript and written materials will be archived on the Company’s website for 90 days following the event.

About iBio, Inc.

iBio, Inc. is a biopharmaceutical company commercializing its proprietary technology, the iBioLaunch™ platform, for the production of biologics including vaccines and therapeutic proteins. The iBioLaunch platform uses transient gene expression in green plants for superior efficiency in protein production. Advantages include significantly lower capital and process costs, and the technology is ideally suited to infectious disease applications where speed, scalability, and surge capacity are important. iBio’s strategy is to utilize its technology for development and manufacture of its own product candidates and work with both corporate and government clients to reduce their costs during product development and meet their needs for low cost, high quality biologics manufacturing systems. iBio owns technology developed at the Fraunhofer USA Center for Molecular Biotechnology, and continues to sponsor development and refinement of the technology for broad applications in human healthcare. Further information is available at www.ibioinc.com.

About Noble Financial

Noble Financial Capital Markets was established in 1984 and is an equity research driven, full-service investment banking boutique focused on small-cap, emerging growth companies. The company has offices in New York, Boston, New Jersey, St Louis and Boca Raton.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Statements included in this release related to iBio, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company’s financial results can be found in the company’s Reports filed with the Securities and Exchange Commission.

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